EXHIBIT 99.1
International Absorbents Inc.
“Products and Technology for the Good of the Environment”
International Absorbents Inc. Announces Shareholder Rights Plan
FERNDALE, Wash. — May 2, 2006 — International Absorbents Inc. (AMEX: IAX) (the “Company”), a leading developer and producer of environmentally-friendly pet care and industrial products, today announced that the Company has entered into Shareholder Rights Plan dated May 1, 2006 (the “Rights Plan”). In making the announcement, the Company emphasized that it is not aware of any pending or threatened takeover bid.
The purpose of the Rights Plan is twofold. First, it provides the directors and shareholders of the Company with additional time to assess and evaluate any offers to acquire shares of the Company and, where appropriate, to enable the Board to explore and develop alternatives to maximize shareholder value. Second, it encourages fair treatment of all shareholders in connection with any takeover bid for the Company. The Rights Plan is not intended to prevent all unsolicited take-over bids for the Company. The Rights Plan is designed to encourage potential bidders to make permitted bids (as defined in the Rights Plan) or negotiate take-over proposals with the Board that the Board of Directors considers are in the best interests of the Company and to protect the Company’s shareholders against being coerced into selling their shares at less than fair value.
The Rights Plan is set forth in an agreement between the Company and its transfer agent. Under the Rights Plan, share purchase rights were issued as of the close of business in May 1, 2006 to holders of common shares of the Company at the rate of one right for each share outstanding. The rights are attached to and may not be traded separately from, the associated shares.
The rights issued under the Rights Plan generally only separate from the shares and become exercisable if a person, or a group of persons acting in concert, acquires 20 percent or more of the outstanding common shares of the Company. Each right, upon exercise, would permit the shareholder to purchase shares of the Company at a substantial discount to market price, as defined in the Rights Plan.
The Board of Directors has approved the Rights Plan, and the shareholders of the Company will be asked to vote at the Company’s upcoming Annual and Special Meeting of Shareholders to approve a resolution ratifying the execution by the Company of the Rights Plan. The Rights Plan will expire and all rights will be terminated immediately after the Annual and Special Meeting if the Rights Plan is not ratified by the shareholders.
Subject to ratification of the Rights Plan at the 2006 Annual and Special Meeting, the Rights Plan will remain in effect until the close of business on the date immediately following the date of the Company’s annual meeting of shareholders to be held in 2009. Subject to shareholder approval by ordinary resolution, the Rights Plan may be renewed for successive periods of three years.
The foregoing is a general description of the Rights Plan only and is qualified in its entirety by a more detailed description in the Company’s 2006 Proxy Statement, and in particular by the full text of the Rights Plan attached thereto.

International Absorbents Inc. develops, manufactures and markets patented and proprietary, cost effective consumer and commercial products derived from recycled, renewable materials. These environmentally safe products outperform conventional products used in a broad range of consumer and industrial applications, including retail/commercial pet bedding and litter, oil and hazardous liquid spill cleanup and control, oil/water filtration, and packaging. Further information is available at www.absorbent.com.
Contact:
Charles (Chuck) Tait
International Absorbents Inc.
Toll Free: 866-514-6559 or 604-681-6181
info@absorbent.com
A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including without limitation, statements referring to the purpose and benefits of the Rights Plan, are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and it is important to note that the Company’s actual results could differ materially from those projected, due to various risk factors. Those risks include, but are not limited to, the actual terms and conditions of any take-over bid. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s reports filed with the SEC, including, but not limited to, the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2006 and its quarterly filings on Form 10-Q. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein. **If you have received this news release in error (via email or fax), please call toll-free 1-866-514-6559 to be removed from the Company’s news release distribution list(s).